                                                                  EXHIBIT (c)(2)

Confidential

Project Freedom

PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF SUNBURST


September 20, 2000


                                                     [SALOMON SMITH BARNEY LOGO]

Confidential Material

     The following pages are based on and contain material that was provided to Salomon Smith Barney by Sunburst Hospitality Corporation ("SNB" or the "Company") in the context of examining a potential leveraged recapitalization transaction involving its largest shareholder, the Bainum Family ("Bainum") and several senior management executives at SNB (collectively, the "Sponsor Group"). The accompanying material was compiled or prepared on a confidential basis solely for use by the Special Committee to the Board of Directors of SNB (the "Special Committee") and not with a view toward public disclosure under securities laws or otherwise. The information contained in this material was obtained from SNB and public sources. Any estimates and projections contained herein have been prepared by the management of SNB or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. This material was not prepared for use by readers not as familiar with the business and affairs of SNB as the Special Committee and accordingly neither SNB nor Salomon Smith Barney nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. Neither SNB nor Salomon Smith Barney undertakes any obligation to update or otherwise revise the accompanying materials.


                                                   [SALOMON SMITH BARNEY LOGO]

Table of Contents

     1   OVERVIEW OF TRANSACTION

     2   COMPANY OVERVIEW

     3   VALUATION


                                                  [SALOMON SMITH BARNEY LOGO]

1  OVERVIEW OF TRANSACTION




                                                   [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Summary of Sponsor Group Proposed Transaction(1)

     THE FOLLOWING IS A SUMMARY OF THE STRUCTURE AND TERMS PROPOSED BY THE SPONSOR GROUP:

     [x]  Cash Purchase Consideration

          . Public shares of SNB (approximately 7.059 million) and restricted shares owned by CEO Donald Landry and other employees (approximately 0.906 million) are purchased for $7.375 per share in cash (or an aggregate of $58.8 million)

          . Existing options owned by Donald Landry (415,141 options with an average strike price of $3.83) are cashed out based upon the "in-the-money" value at deal ($7.375 - 3.83 = $3.545 per option, or an aggregate of $1,471,569)

          . Sponsor Group (Bainum Family and continuing SNB Management) maintains its existing equity interest (7.136 and 0.717 million shares, respectively)

          (1) Reflects terms in the 9/18/00 draft of the recapitalization agreement. Subject to change as agreed upon by the Company and Sponsor Group



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

                                                                 PROJECT FREEDOM

Summary of Sponsor Group Proposed Transaction (Continued)

     [x]  Choice Note

          . Concurrent with the purchase of the public shares of SNB, the Sponsor Group is expected to restructure SNB's subordinated PIK note (the "Choice Note") with Choice Hotels International ("Choice")

               - 3 MainStay Hotels (located in Pittsburgh, PA, Greenville, SC and Brentwood, TN) (collectively, the "3 MainStays") have been sold to Choice for approximately $16.3 million pursuant to existing put/call arrangement. The proceeds have been used to paydown a portion of the Choice Note

               - Approximately $60.0 million of the Choice Note will remain in place with the PIK coupon rate increased to 11.375%, with the remaining Choice Note balance of $80.6 million redeemed for cash(1)

     [x]  Chase Debt

          . Additional indebtedness to be provided by Chase Securities Inc. ("Chase") and structured as follows:
               ----------------------------------------------------------------
               Description                  Amount ($ MM)         Interest Rate
               ----------------------------------------------------------------
               New Revolving Credit     $0.0 ($20 MM committed)        10.3%

               Asset Sale Bridge/(2)/           $ 58.4                 10.3

               Term Loan                        $190.0                 10.3

               (1) Projected $140.6 Choice Note balance at 12/31/00 based upon financial model provided by SNB Management
               (2) Estimated Chase bridge commitment based on original $80.0 million bridge commitment (contained in draft Chase commitment letter dated 9/12/00) less 65% of estimated gross proceeds of $33.2 million for 4 assets assumed to be sold in the 3rd and 4th quarters of 2000



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

                                                                 PROJECT FREEDOM

Summary of Sponsor Group Proposed Transaction (Continued)

         [x] Other Transaction Details and Assumptions

             . As part of our analysis, we have assumed that the three Clarion hotels under contract to be sold are sold:

                - Richardson, TX

                - Baltimore, MD

                - Roanoke, VA

             . The sale of the Quality Inn in Anderson, SC closed on 9/14/00. The sale of the Clarion in Richardson, TX is expected to close on 10/05/00. For modeling purposes, both properties are assumed to be sold at the end of the third quarter

             . The sales of the Clarions in Baltimore, MD and Roanoke, VA are expected to close 45-60 days after completion of due diligence on 9/21/00. For modeling purposes, both properties are assumed to be sold at the end of the fourth quarter

             . Based on SNB Management estimates, there will be a 2.5% transaction expense related to the sale of these assets

             . Based on SNB Management estimates, there will be approximately $7 million of expenses related to taxes and prepayment penalties



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

                                                                 PROJECT FREEDOM

Sources and Uses(1)

     Sources and Uses(2)                             Amount   Percent   Rate
     -------------------------------------------------------------------------
     Uses
       Purchase SNB Public Float                     $  52.1   16.3%
       Purchase of Restricted Shares                     6.7    2.1%
       Cashout of Landry Options                         1.5    0.5%
       Refinance Existing Debt(3)(4)                   227.6   71.2%
       Working Capital                                   7.1    2.2%
       Transaction Costs(5)                             24.4    7.6%
                                                     ----------------
                                                     $ 319.4  100.0%
     Sources
       Asset Sale Bridge(6)                          $  58.4   18.3%    10.3%
       Term Loan                                       190.0   59.5%    10.3%
       Choice Notes                                     60.0   18.8%    11.4%
       Net Proceeds from 2 Hotels at Year End(7)        11.0    3.5%
                                                     ---------------
                                                     $ 319.4  100.0%

     ___________________________________

     (1)   Assumes the proposed recapitalization occurs on 12/31/00
     (2) Projected sources and uses based on information provided by SNB Management and information contained in the draft Chase commitment letter dated 9/12/00 and the draft recapitalization agreement dated 9/18/00
     (3) Projected 12/31/00 debt balance derived from financial projections provided by SNB Management. Net of $16.3 million for sale of 3 MainStays to Choice under an existing put/call arrangement
     (4) Assumes 1 property currently under contract to be sold (Clarion in Richardson, TX) and 1 property recently sold (Quality Inn in Anderson, SC) are sold at the end of the 3rd quarter with net proceeds used to repay indebtedness
     (5) Projected transaction costs based on transaction costs of $26.0 million contained in Chase commitment letter dated 9/12/00 less estimated prepayment penalties projected to have been incurred in the third quarter of 2000 (provided by SNB Management)
     (6) Estimated Chase bridge commitment based on original $80.0 million bridge commitment (contained in draft Chase commitment letter dated 9/12/00) less 65% of estimated gross proceeds of $33.2 million for 4 assets assumed to be sold in the 3rd and 4th quarters of 2000
     (7) Assumes sales of 2 properties currently under contract to be sold (Clarion in Baltimore, MD and Clarion in Roanoke, VA) close concurrently with the recapitalization



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

                                                                 PROJECT FREEDOM

Overview of Transaction

TRANSACTION RATIONALE

(x) The proposed transaction will provide shareholders (other than the Sponsor Group) with $7.375 in cash, representing a 49% premium to the six month average trading price and a 37% premium to the closing stock price on 9/18/00

(x) The Company is currently comprised of an eclectic collection of mostly limited-service hotel assets with relatively low growth prospects and owns no brands

(x) Since early 1998, SNB Management has pursued a number of alternatives to enhance shareholder value to little or no avail, including discussions with strategic and financial buyers (18 and 4, respectively), which did not result in an offer that was acceptable to SNB




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

                                                                 PROJECT FREEDOM

Overview of Transaction

TRANSACTION RATIONALE (CONTINUED)

(x) In general, the limited-service hotel segment continues to experience significant annual additions to supply and that rate remains in excess of underlying demand growth

     . Limited-service hotels comprise a disproportionately high share of the new supply entering the market relative to existing supply due to low barriers to entry

Existing Supply                             Construction

Limited Service          16%                Limited Services          26%
Upper Upscale            18%                Upper Upscale             24%
Upscale                  12%                Unscale                   24%
Midscale with F&B        25%                Midscale with F&B          5%
Economy                  29%                Economy                   21%

     . Occupancy rates for limited-service hotels are projected to decline by more than 2% for 2001, while the other segments are projected to fall by less than 1%

     . As a result of these negative fundamentals, RevPAR growth is expected to slow to 1.7% for 2001 and could fall even lower if supply continues to outpace demand

Source:  Smith Travel Research (12/16/99)






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

                                                                 PROJECT FREEDOM

Transaction Overview

   ISSUES TO CONSIDER

   (x) Many of the Company's markets continue to experience the addition of competitive new hotel supply

   (x) Limited-service hotel sector has been out-of-favor with investors for some time and may remain so

   (x) Limited geographic or regional clustering potential; the Company owns 72 hotels in 61 markets in 24 states(1)

   (x) According to Wall Street research, there is no visible catalyst to increase the stock price; the Company's stock price has traded in a range of $3.00 to $6.75 over the last 24 months

   (x)  The Company's stock is illiquid
        .  7.1 million shares are publicly held(2)
        .  Average daily trading volume of 14,652 shares since January 1, 2000

   (x) With limited access to equity capital, the Company's strategy of generating growth through the development of the MainStay Suites product may not be fulfilled

   (x) The Company is currently highly leveraged (debt to total market cap ratio of approximately 73%) with limited access to equity capital

   (x) The Company's line of credit matures in October 2000 and the Choice Note matures in October 2002

   (x) According to SNB Management, the Company purchased approximately 3.3 million shares at $5.00 per share from Baron Capital as part of its share repurchase program

   (1) Includes 3 properties under contract to be sold (Clarion in Richardson, TX, Clarion in Baltimore, MD, and Clarion in Roanoke, VA). Does not include 3 MainStay Hotels sold to Choice pursuant to existing put/call agreement and 1 property recently sold (Quality Inn in Anderson, SC)

   (2)  Does not include shares held by SNB Management

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

                                                                 PROJECT FREEDOM

Transaction Overview

 ISSUES TO CONSIDER (CONTINUED)

 (X) Although the terms were not yet finalized at the time this presentation was completed, according to SNB Management, the Bainum Family has agreed to capitalize the limited liability company (the "Merger Subsidiary") sufficiently to meet its obligations under the recapitalization agreement

 (X) Conditions contained in the draft Chase commitment letter (dated 9/12/00), including:

     . Material adverse change          . Material litigation
     . Material adverse information     . Closing by February 28, 2001
     . Adverse market conditions        . Receipt of satisfactory appraisals
     . Satisfactory documentation       . Receipt of interim financial
     . Satisfactory lien search           statements and a satisfactory pro
                                          forma balance sheet


 (X) Reimbursement of expenses incurred by Sponsor Group under certain circumstances specified in the draft recapitalization agreement dated 9/18/00


8.                                                   [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

2 COMPANY OVERVIEW


                                                     [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Company Overview

      DAILY DATA: OCTOBER 15, 1997 THROUGH SEPTEMBER 18,2000

                                   [GRAPH]

                SNB: Price (left axis)

                SNB: Volume (right axis)

                Source: Salomon Smith Barney sb309810.wmf

   (a)    Begins trading on NYSE via spinoff                             (g)  Announces appointment of Leland Pillsbury to Board
   (b)    Announces appointment of Keith Pitts to Board                  (h)  Announces sale of 4 hotels and opening of 4 Mainstays
   (c)    Announces opening of five newly constructed hotels             (i)  Announces sale of 152 room Comfort Inn in Dallas
   (d)    Adopts Shareholders Rights Plan                                (j)  Announces expansion of share repurchase program
   (e)    Withdraws public offering of 5 million common shares           (k)  Announces sale of 309 room Clarion in Florida
   (f)    Announces strategic alliance with Choice to develop Mainstays


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

                                                                 PROJECT FREEDOM

Company Overview

RELATIVE PRICE PERFORMANCE

  DAILY DATA: OCTOBER 15, 1997 THROUGH SEPTEMBER 18, 2000

                                   [GRAPH]

 SNB

  Comparable Company Index: (PDQ, HOST, LOD, ESA, SLAM, WXH, ENN)

Source: Salomon Smith Barney sb309832.wmf


10.                                             [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Company Overview

PERCENT OF TOTAL VOLUME TRADED AT SPECIFIED CLOSING PRICES


   DAILY DATA -- 9/18/1999 THROUGH 9/18/2000

                               [GRAPH]




(R) Over the past 12 months, 94% of the shares traded below $5.60 per share

(X) 8.0 million shares were traded between 9/18/1999 and 9/18/2000. However, SNB represented approximately 6.0 million of the 8.0 million shares traded through its share repurchase program



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

                                                                 PROJECT FREEDOM

Company Overview

2000 EBITDA MULTIPLES (1)


                                   [GRAPH]


(1) EBITDA estimates for SNB based on SNB Management. All other companies based on Wall Street Research


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

                                                                 PROJECT FREEDOM

Company Overview

GEOGRAPHIC OVERVIEW

                                     [MAP]

_______________________________
 . Quality Inn (1)
 . Sleep Inn
 . MainStay Suites (1)
 . Comfort Inn
 . Clarion (2)
_______________________________


  (1) Does not include 3 MainStay Hotels sold to Choice pursuant to existing put/call agreement and 1 property recently sold (Quality Inn in Anderson, SC)
  (2) Includes 3 properties under contract to be sold (Clarion in Richardson, TX, Clarion in Baltimore, MD, and Clarion in Roanoke, VA)



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

                                                                 PROJECT FREEDOM

Company Overview

       PROPERTY TABLE (1) (2)
       Name                   Location              Rooms            Name                      Location                 Rooms
      -----------------------------------------------------          ----------------------------------------------------------
      1   Clarion              Baltimore, Maryland      103      38   MainStay Suites           Blue Ash, OH                100
      2   Clarion              Hot Springs, AZ          151      39   MainStay Suites           Indianapolis, IN             88
      3   Clarion              Mobile, Alabama          251      40   MainStay Suites           Miami Springs, FL           102
      4   Clarion              Roanoke, Virginia        154      41   MainStay Suites           Louisville, KY              100
      5   Clarion              Charlotte, NC            174      42   MainStay Suites           Plano, TX                    96
      6   Clarion              Richardson, TX           296      43   MainStay Suites           Warwick, RI                  94
      7   Clarion              Virginia Beach, VA       149      44   MainStay Suites           Malvern, PA                  78
      8   Clarion              Worthington, OH          231      45   MainStay Suites           North Charleston, SC         97
      9   Clarion              Springfield, MO          199      46   MainStay Suites           Fishkill, NY                106
     10   Comfort Inn          Hilton Head, South       150      47   MainStay Suites           Kansas City, MO              88
                               Carolina
     11   Comfort Inn          Deerfield Beach,          69      48   Mainstay Suites           Secaucus, NJ                132
                               Florida
     12   Comfort Inn          Canton, Ohio             124      49   Quality Inn               Anaheim, California         284
     13   Comfort Inn          Hummelstown, PA          125      50   Quality Hotel             Jacksonville, Florida       184
     14   Comfort Inn          Charlotte, NC            150      51   Quality Hotel             Los Angeles, CA             278
     15   Comfort Inn          Miami Beach, FL          153      52   Quality Hotel             Arlington, VA               392
     16   Comfort Inn          Miami Springs, FL        110      53   Quality Inn               Salt Lake, UT               131
     17   Comfort Inn          San Francisco, CA        138      54   Quality Inn               Richmond, VA                193
     18   Comfort Inn          Pikesville, MD           103      55   Quality Inn               Plymouth, MI                123
     19   Comfort Inn          Baton Rouge, LA          150      56   Quality Inn & Suites      Hamption, Virginia          189
     20   Comfort Inn          West Palm Beach, FL      162      57   Quality Inns & Suites     Indianapolis, IN            116
     21   Comfort Inn          Orlando, FL              145      58   Quality Suites            Raleigh, NC                 114
     22   Comfort Inn          Middleburg Heights, OH   136      59   Quality Suites / Comfort  Deerfield Beach, Florida    208
                                                                      Suites
     23   Comfort Inn          Danvers, MA              140      60   Quality/Sleep Suites      Rockville, Maryland         231
     24   Comfort Inn          Portland, ME             127      61   Sleep Inn                 Aurora, Colorado            119
     25   Comfort Inn          Albuquerque, NM          118      62   Sleep Inn                 Greenwood Village,          119
                                                                                                        Colorado
     26   Comfort Inn          Brooklyn, NY              70      63   Sleep Inn                 Raleigh, North Carolina     107
     27   Comfort Inn          St. Louis, Missouri      169      64   Sleep Inn                 Charlotte, NC               121
     28   Comfort Inn & Suites; Miami Springs, FL       274      65   Sleep Inn                 Miami Springs, FL           119
          Clarion Hotel
     29   Comfort Innn         Vienna, VA               250      66   Sleep Inn                 Houston, TX                 107
     30   Comfort Suites       Haverhill,               131      67   Sleep Inn                 Round Rock, TX              107
                               Massachusettes
     31   Mainstay Suites      Annapolis, Maryland       97      68   Sleep Inn                 San Antonio, TX             107
     32   MainStay Suites      Denver, Colorado         100      69   Sleep Inn                 Plano, TX                   102
     33   MainStay Suites      Jacksonville, Florida    100      70   Sleep Inn                 Kansas City, MO             107
     34   MainStay Suites      Tempe, Arizona            94      71   Sleep Inn                 Arlington, TX               124
     35   MainStay Suites      Lake Mary, FL            100      72   Sleep Inn                 Baton Rouge, LA             101
     36   MainStay Suites      Peabody, MA               94                                                              ------
     37   MainStay Suites      Raleigh, NC               88                                                              10,239
                                                                                                                      ======


Source: Information provided by SNB Management

  (1) Does not include 3 MainStay Hotels sold to Choice pursuant to existing put/call agreement and 1 property recently sold (Quality Inn in Anderson, SC)

  (2) Includes 3 properties under contract to be sold (Clarion in Richardson, TX, Clarion in Baltimore, MD, and Clarion in Roanoke, VA)


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

                                                                 PROJECT FREEDOM

Portfolio Summary


EBITDAM BREAKDOWN BY BRAND (1)

[PIE CHART]

Sleep             7.1%
Clarion          15.4%
MainStay         20.3%
Quality          23.7%
Comfort Inn      33.5%

EBITDAM BREAKDOWN BY REGION (1)

[PIE CHART]

Mountain Pacific           14.0%
North Central               8.7%
New England/Mid-Atlantic   25.9%
South Atlantic             39.5%
South Central              11.9%


           EBITDAM BREAKDOWN BY STATE (1)

           -----------------------------------------------------
           State                 2000 EBITDAM        % of Total
           -----------------------------------------------------

      1    Virginia             $  11,937,454          16.6%
      2    Florida                 11,062,598          15.3
      3    California               6,335,414           8.8
      4    Texas                    5,296,407           7.3
      5    Maryland                 5,202,039           7.2
      6    Massachusetts            3,721,950           5.2
      7    North Carolina           3,502,357           4.9
      8    Ohio                     3,476,282           4.8
      9    New York                 3,268,300           4.5
     10    South Carolina           1,751,954           3.1
     11    Pennsylvania             2,204,333           3.1
     12    New Jersey               1,861,723           2.6
     13    Arizona                  1,825,776           2.5
     14    Missouri                 1,741,920           2.4
     15    Rhode Island             1,243,162           1.7
     16    Maine                    1,054,258           1.5
     17    Colorado                 1,039,893           1.4
     18    Louisiana                  945,512           1.3
     19    Michigan                   917,958           1.3
     20    Alabama                    869,844           1.2
     21    Indiana                    780,712           1.1
     22    Kentucky                   774,329           1.1
     23    New Mexico                 646,787           0.9
     24    Utah                       141,154           0.2
                                 ---------------------------
                                $  71,602,115         100.0%
                                 ===========================

(1) Based on 2000 EBITDAM (before overhead) estimates provided by SNB Management. Does not include 3 MainStay Hotels sold to Choice pursuant to existing put/call agreement and 1 property recently sold (Quality Inn in Anderson, SC). Includes 3 properties under contract to be sold (Clarion in Richardson, TX, Clarion in Baltimore, MD, and Clarion in Roanoke, VA)


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

                                                                 PROJECT FREEDOM

Company Overview

-----------------------------------------------------------          ---------------------------------------------------------------
                        Capitalization                                                      Financial Statistics
-----------------------------------------------------------          ---------------------------------------------------------------
Diluted Shares Outstanding                             16.3           Net Debt to Total Market Capitalization                 73.2%

Current Price (9/18/00)                            $   5.38
                                              -------------
Equity Market Capitalization                       $   87.8           52-week High                                         $  6.38

                                                                      52-week Low                                             4.13
Cash(1)                                            $    4.6
Debt:(2)                                                              Annual Dividend                                      $  0.00
   $80.0 Million Revolving Credit Facility         $   19.0           Dividend Yield                                           0.0%
   Mortgage Pass-Through Certificates(3)               90.9
   Choice Subordinated PIK Notes(4)                   133.2           2000E EPS:(5)                 $  0.47                   11.4x
   Capitalized Lease Obligations                        1.4           2001E EPS:(5)                    0.53                   10.1
                                              -------------
Net Debt                                           $  239.9
                                                                      2000E EBITDA:(6)              $  60.0                    5.5x
                                              -------------
Total Market Capitalization                        $  327.7
                                              =============

(1) Based on 6/30/00 balance plus net proceeds after the paydown of debt from the recent sale of the Quality Inn in Anderson, SC. Net proceeds ($2.6 MM) after debt paydown of $2.0 million was $0.6 MM (Based on SNB Management)
(2)  Debt as of 6/30/00
(3) Based on balance as of 6/30/00 less paydown of Mortgage Pass-Through Certificates for recent sale of the Quality Inn in Anderson, SC of $2.0 MM (Based on SNB Management)
(4) Based on balance as of 6/30/00 less paydown of Choice Note for 3 MainStay Properties sold to Choice ($16.3 MM)
(5)  Estimates  based on Wall Street  Research
(6) Based on SNB Management estimates for 72 properties. Does not include 1 property recently sold (Quality Inn in Anderson, SC)
Source: Except as otherwise noted, based on information provided by SNB Management and 6/30/00 10-Q


                                                     [Salomon Smith Barney Logo]


16.

                                                                 PROJECT FREEDOM

Company Overview

     DEBT SUMMARY

     Debt              Principal       Interest Rate                           Maturity              Prepayment Penalties
                       (6/30/00)
$80.0 Million           $ 19.0         7.96% (As of 12/31/99)                  October 15, 2000      SNB will have the right at
Revolving Credit                       At the Company's option, the                                  any time and from time to
Facility                               interest rate may be based on                                 time to repay this facility in
                                       LIBOR, a certificate of deposit rate                          whole or in part.
                                       or an alternate base rate, plus a
                                       facility fee.  The rate is determined
                                       based on the Company's
                                       consolidated leverage ratio at the
                                       time of borrowing

Mortgage                  90.9         7.80%                                   August 5, 2007 (A-1)  The Mortgage Loan may not be
Pass-Through                           (Blended weighted average rate)         May 5, 2012 (A-2,B,   prepaid, in whole or in part,
Certificates                                                                   C,D)                  except upon payment of a
(5 Components)/1)/                                                                                   premium equal to the greater
                                                                                                     of 1% of the principal amount
                                                                                                     of the Mortgage Loan being
                                                                                                     prepaid and a Treasury-based
                                                                                                     yield maintenance amount

Choice                   133.2         10.60%                                  October 15, 2002      SNB may, at its option at any
Subordinated                           Accrues at the rate per annum                                 time,  without  premium or
PIK Note/2)/                           of the sum of five percent                                    penalty, prepay all or any
                                       (5.0%) per annum plus the five year U.S                       portion of this Note. Any
                                       Treasury Note yield to be fixed on the                        prepayment of this Note must
                                       Distribution Date (5.60%).                                    be applied first, to payment
                                                                                                     of accrued interest, and
                                       Interest payable upon maturity of the                         second, to payment of
                                       note.                                                         principal.  Upon any partial
                                                                                                     prepayment, at the request
                                                                                                     either of Choice or SNB, this
                                                                                                     Note will be surrendered to
                                                                                                     SNB in exchange for a
                                                                                                     substitute  Note, which will
                                                                                                     set forth the revised
                                                                                                     principal  amount.  In the
                                                                                                     event that this Note is
                                                                                                     prepaid in its entirety, this
                                                                                                     Note will be surrendered to
                                                                                                     SNB for cancellation as a
                                                                                                     condition to any such
                                                                                                     prepayment.

Source: Information provided by SNB Management
(1) Based on balance as of 6/30/00 less paydown of Mortgage Pass-Through Certificates for recent sale of the Quality Inn in Anderson, SC of $2.0 MM (Based on SNB Management)
(2) Based on balance as of 6/30/00 less paydown of Choice Note for 3 MainStay properties sold to Choice ($16.3 MM)



 17.                                             [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Company Overview

     SNB OWNERSHIP (6/30/00)(1)
     ------------------------------------------------------------------------------
     Owner Name                                               Shares        % Held
     ------------------------------------------------------------------------------
   1 BAINUM FAMILY                                         7,136,215          45.1%
   2 HAMILTON PTNR LTD                                     1,146,899           7.3
   3 BARON CAPITAL MANAGEMENT, INC.                          862,093           5.5
   4 DIMENSIONAL FD ADVISORS, INC.                           300,700           1.9
   5 N.Y. STATE TEACH RETIRE SYS                             225,300           1.4
   6 AXA FINANCIAL, INC.                                     217,500           1.4
   7 VANGUARD GROUP                                          203,845           1.3
   8 TOWNELEY CAPITAL MANAGEMENT                             171,200           1.1
   9 BARCLAYS BANK PLC                                       161,328           1.0
  10 LANDRY DONALD J                                         152,540           1.0
  11 KEELEY ASSET MANAGEMENT                                 111,000           0.7
  12 HUDSON CAPITAL ADVR INC.                                 97,236           0.6
  13 AZ STATE RETIREMENT SYS                                  88,978           0.6
  14 WM ADVISORS, INC.                                        76,200           0.5
  15 FL RETIREMENT SYS TRUST                                  72,860           0.5
  16 WM GROWTH & INCOME FUND                                  66,200           0.4
  17 GOULD PAUL A                                             64,079           0.4
  18 BARON RONALD                                             63,104           0.4
  19 KEELEY ASSET MANAGEMENT                                  60,500           0.4
  20 MELLON PRIVATE ASSET MGMT                                57,166           0.4
  21 REMPE JAMES H                                            50,671           0.3
  22 CITIGROUP INVESTMENTS INC.                               32,233           0.2
  23 CONNING ASSET MANAGEMENT CO                              29,500           0.2
  24 HERITAGE INVESTORS MGMT CORP.                            28,590           0.2
  25 LA TEACHERS RETIREMENT SYS                               28,305           0.2
                                                         --------------------------
          Top 25 Ownership                                11,504,242         72.73%
                                                         ==========================

 -----------------------------------------------------------------------------------
 Distribution Summary                                   Shares          % of Total
 -----------------------------------------------------------------------------------
 5% & Insider Ownership                               12,065,472               76.3%
 Institutional Ownership                               2,205,357               13.9%
 Unknown (Retail)                                      1,547,171                9.8%
                                                      ------------------------------
 Total Shares Outstanding                             15,818,000              100.0%
                                                      ==============================

(1) Based on information provided by SNB Management and CDA/Spectrum


18.                                                [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Company Overview

     SSB RESEARCH COMMENTARY

     SALOMON SMITH BARNEY               MICHAEL RIETBROCK                    7/27/00
     ------------------------------------------------------------------------------------------------
     Rating                                Price Target         Current 2000E EPS   Current 2001E EPS
     ------------------------------------------------------------------------------------------------
     Neutral, Speculative - 3-S                $6.00                   $0.47               $0.53
     --------------------





     . The Company's Mainstay properties, most of which are still ramping up, are generating 50% operating margins, compared to margins under 40% for the mature portfolio. Second quarter occupancy at these properties increased 7% versus 2Q'99 to 78.5%.

     . Year-to-date, the Company has sold five hotels for proceeds of $31.8 million, and 12 hotels in the last 12 months. In addition, SNB is currently marketing nine other hotels for sale (including six full-service properties), a handful of which could close in the 3Q. We believe these assets could generate proceeds up to $60 million, most of which would likely be used to retire debt.

     . Asset sale proceeds have been used to fund new development, reduce debt, as well as repurchase shares. SNB has repurchased nearly 6 million shares at a total cost of $30 million since October 27, 1999. At current operating levels, we believe that SNB's current bank covenants would allow for an additional 1.0-1.5 million shares to be repurchased per year. With minimal remaining authority to repurchase shares, we expect that SNB Management is exploring its options with the board as to how it may increase its repurchase program. Funding for potential future stock buyback would likely come from asset sales and internally generated cash flow.

     . At $5.50, we estimate that SNB shares trade at 55% of their net asset value (NAV), which equates to roughly $31,900 per room, or a $6,700 discount to their estimated replacement cost. While SNB shares trade at a significant discount to NAV, we believe they are fairly valued given the lack of a visible catalyst and the depressed market valuations for limited-service assets in general.

(R)  Michael Rietbrock is the only research analyst that covers the Company



19.                                             [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

3    VALUATION

                                                                 PROJECT FREEDOM

Valuation Summary

     WE UTILIZED THE FOLLOWING METHODOLOGIES IN CALCULATING IMPLIED EQUITY VALUATION REFERENCE RANGES FOR SNB:

     . Comparable Company Analysis: A selected range of EBITDA trading multiples based on selected comparable public companies were applied to SNB Management's projected 2000 EBITDA

     . Net Asset Value after Transaction Costs: A selected range of portfolio capitalization rates were applied to SNB Management's 2000 estimated cash flow for 67 properties (after a market 4% management fee and 6% FF&E reserve). We incorporated both the appraised value for 2 leasehold interests in San Francisco, CA and Anaheim, CA, and SNB Management's estimates for land value on 3 parcels of land in Shaumberg, IL, Billerica, MA and Mt. Laurel, NJ

     . Discounted Cash Flow Analysis: A selected range of discount rates and terminal multiples were applied to 2001-2005 unlevered cash flows which utilized SNB Management's 2000 EBITDAM estimates

     . Liquidation Analysis: Utilizing the NAV analysis outlined above, we deducted a prepayment penalty associated with the mortgage pass-through certificates of $10.3 MM (provided by SNB Management) and the estimated taxes associated with a liquidation of the assets



20.                                                [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM
SNB Valuation Summary

     [GRAPH]






21.                                            [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

SNB Valuation Summary


------------------------------------------------------------------------------------------------------------------------------------
                                                         Valuation Summary
------------------------------------------------------------------------------------------------------------------------------------
                                              ($ in Millions, Except Per Share Data)


Comparable Company Analysis                   SNB                         Multiple Range                  Implied Price Per Share
                                                                   --------------------------          -----------------------------
                                           Statistic                  Low             High                  Low             High
------------------------------------------------------------------------------------------------------------------------------------
2000E EBITDA(1)                              $60.0                        5.7x          6.6x               $6.24           $ 9.64
------------------------------------------------------------------------------------------------------------------------------------

NAV After Transaction Costs                  SNB                            Cap Range                     Implied Price Per Share(2)
                                                                   --------------------------          -----------------------------
                                           Statistic                  Low             High                  Low             High
------------------------------------------------------------------------------------------------------------------------------------
2000 Cash Flow on 67 Hotels                  $45.1                      13.71%        11.79%               $7.05           $10.32

PV on 2 Leasehold Interests(3)               $19.3

Valuation of Land(4)                         $ 4.8
------------------------------------------------------------------------------------------------------------------------------------

                                                                            After Tax
DCF Analysis                                                           Discount Rate Range                Implied Price Per Share(2)
                                                                   --------------------------          -----------------------------
                                                                      Low             High                  Low             High
------------------------------------------------------------------------------------------------------------------------------------
                                                                        14.00%        12.00%               $6.42           $9.86

See Following Analysis                                                   Terminal Multiple
                                                                   --------------------------
                                                                          5.7x          6.6x
------------------------------------------------------------------------------------------------------------------------------------


Liquidation Analysis                         SNB                            Cap Range                   Implied Price Per Share(2)
                                                                   --------------------------          -----------------------------
                                           Statistic                  Low             High                  Low             High
------------------------------------------------------------------------------------------------------------------------------------
2000 Cash Flow on 67 Hotels                  $45.1                      13.71%        11.79%               $4.68           $6.81

PV on 2 Leasehold Interests(3)               $19.3

Valuation of Land(4)                         $ 4.8
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Notes
(1) SNB EBITDA based on SNB Management estimates for 72 properties. Does not include 1 property recently sold (Quality Inn in Anderson, SC)
(2) Based on a Cap Rate Approach to determine the NAV for 67 properties, appraisals to determine the NPV of two leasehold interests and SNB Management's estimates for land values on 3 parcels of land
(3) Assumes ground leases on San Francisco and Anaheim are not renewed
(4) Based on SNB Management's estimates

22.                                             [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Comparable Company Analysis

                                                                                                    Net Debt/
(As of 09/18/00)             Current      Shares       Common Equity    Net     Total Enterprise    Total Ent.     EV / EBITDA(1)
($ in Millions)               Price     Outstanding        Value        Debt        Value             Value             2000E
                           ---------------------------------------------------------------------------------------------------------
Prime Hospitality             $ 9.69        45.5         $  440.8       $373.8      $  814.6          45.9%            4.8x
AmeriHost                       3.19         5.0             15.9         62.3          78.2          79.7%            4.0
Lodgian Inc.                    2.56        28.1             72.1        875.4         947.5          92.4%            5.1
Suburban Lodges                 7.13        12.6             89.8        100.3         190.1          52.8%            6.9
Extended Stay America          14.06        95.3          1,340.2        909.9       2,250.1          40.4%            9.1
Equity Inns                     6.56        38.0            249.4        448.0         697.4          64.2%            7.9
Winston REIT                    8.63        16.9            145.7        186.6         332.3          56.1%            5.3
-----------------------------------------------------------------------------------------------------------------------------------
Average                                                                 $464.4      $  856.1          62.2%            6.2x
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
SNB                           $ 5.38        16.3         $   87.8       $239.9(2)   $  327.7          73.2%            5.5x
-----------------------------------------------------------------------------------------------------------------------------------

________________________
Notes
(1) SNB EBITDA based on SNB Management estimates for 72 properties. Other companies based on Wall Street Research
(2) Based on outstanding debt as of 6/30/00 less cash balance, paydown of Choice Note for 3 MainStay Properties sold to Choice ($16.3 million) and paydown of Mortgage Pass-Through Certificates for recent sale of the Quality Inn in Anderson, SC ($2.0 million)

23.                                           [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Comparable Company Analysis

------------------------------------------------------------------------------------------------------------------
                                               Estimated 2000 EBITDA
------------------------------------------------------------------------------------------------------------------
2000 Net Operating Income Before Corporate G&A                   $   71,602,115(1)
Less: Corporate G&A                                                 (11,600,000)(2)
                                                                 --------------
2000 EBITDA                                                      $   60,002,115
                                                                 ==============

------------------------------------------------------------------------------------------------------------------
                                                    Estimated Value
------------------------------------------------------------------------------------------------------------------
     Multiple            Total Value       Net Debt(3)           Equity Value       Equity Value Per Share(4)
----------------       ---------------   ----------------      ----------------    ----------------------------
      5.70x             $341,879,990      ($239,926,000)         $101,953,990                       $6.24
      5.93x              355,739,990      ($239,926,000)          115,813,990                        7.09
      6.16x              369,599,989      ($239,926,000)          129,673,989                        7.94
      6.39x              383,459,989      ($239,926,000)          143,533,989                        8.79
      6.62x              397,319,989      ($239,926,000)          157,393,989                        9.64

______________________________________________________________________________________________________________________

Notes

(1) Based on SNB Management projections for 72 properties. Does not include 1 property recently sold (Quality Inn in Anderson, SC) which represents approximately $0.5 million of EBITDAM
(2)  Based on Corporate G&A in Chase/SNB Management Model
(3) Based on outstanding debt as of 6/30/00 less cash balance, paydown of Choice Note for 3 MainStay Properties sold to Choice($16.3 million) and paydown of Mortgage Pass-Through Certificates for recent sale of the Quality Inn in Anderson, SC($2.0 million)
(4) Based on an estimated fully diluted share count of 16.3 million. Options valued using cashless exercise method and an assumed price of $7.38


24.                                             [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Net Asset Value Analysis after Transaction Costs


--------------------------------------------------------------------------------
                      Estimated 2000 Cash Flow Projection
--------------------------------------------------------------------------------


2000 EBITDAM                             $ 62,228,502  (1)
Management Fee at 4%                       (6,837,325) (2)
FF&E Reserve at 6%                        (10,255,987) (2)
                                         ------------
2000 Cash Flow                           $ 45,135,190
                                         ============

Valuation of Leasehold Interests:(3)
  Comfort Inn at San Francisco           $  9,900,000
  Quality Inn at Anaheim                    9,400,000
                                         ------------
     Total                               $ 19,300,000
                                         ============

                                         ------------
Valuation of Land(4)                     $  4,800,000
                                         ============


--------------------------------------------------------------------------------
                                Estimated Value
--------------------------------------------------------------------------------

                                                         Gross          Gross Equity       Net Working              Estimated
 Cap Rate     Total Value(5)       Net Debt(6)       Equity Value       Value Per        Share Capital(6)      Transaction Cost
----------   -----------------   ----------------   ---------------    --------------    -------------------    ------------------
  11.79%       $406,804,312      ($213,800,000)      $193,004,312          $11.82           ($10,390,000)          ($14,100,000)
  12.27%        391,893,755       (213,800,000)       178,093,755           10.90            (10,390,000)           (14,100,000)
  12.75%        378,101,489       (213,800,000)       164,301,489           10.06            (10,390,000)           (14,100,000)
  13.23%        365,306,254       (213,800,000)       151,506,254            9.28            (10,390,000)           (14,100,000)
  13.71%        353,403,711       (213,800,000)       139,603,711            8.55            (10,390,000)           (14,100,000)

    Equity Value           Equity Value Per
      Assuming              Share Assuming
  Purchaser Assumes        Purchaser Assumes
     Net Working              Net Working
   Capital Amount          Capital Amount(7)
---------------------     ---------------------
    $168,514,312                $10.32
     153,603,755                  9.40
     139,811,489                  8.56
     127,016,254                  7.78
     115,113,711                  7.05

--------------------------------------------------------------------------------
Notes

(1) Based on SNB Management projections for 67 hotels. Excludes two hotels that are subject to short term leases and generate approximately $4.5 million of EBITDAM. Also excludes 3 properties under contract and 1 property recently sold that generate approximately $5.4 million of EBITDAM
(2) Management fee and FF&E reserve based on SNB Management's 2000 revenue projections of $170.9 million for 67 hotels
(3) Based on appraisals dated May 24, 2000 (SF) and June 9, 2000 (Anaheim) that were prepared by third party appraisers
(4) Based on estimates from SNB Management on 3 parcels of land (Schaumberg, IL - $1.5 MM, Billerica, MA - $2.0 MM, Mt. Laurel, NJ - $1.3 MM)
(5) Total value is equal to the capitalized value for 67 properties, appraised value for of the leased properties and land value
(6) Estimated net debt based on projected end of year balance less cash balance. Projected end of year debt balance assumes paydown of Choice Note for 3 MainStay Properties sold to Choice ($16.3 MM) and the paydown of debt from the sale of 3 properties currently under contract to be sold and 1 property recently sold (net proceeds of $25.3 million-based on SNB Management's estimates)
(7) Based on an estimated fully diluted share count of 16.3 million. Options valued using cashless exercise method and an assumed price of $7.38

25.                                                  [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

DCF Analysis

                                                  Projected Fiscal Year Ending December 31,
                                               -------------------------------------------------- ---------------------------------
(Dollars in millions, Except per Share Data]     1001      2002       2003      2004        2005   Valuation of Leasehold Interest
------------------------------------------------------------------------------------------------- ---------------------------------
EBIT (a)                                       $ 35.0      36.3    $  37.7   $  39.1   $    40.6
Net Interest Expense / (Income)                  23.4      23.6       23.9      24.4        24.9   Comfort SF '05  EBITDA   $   2.3
EBT                                              11.5      12.7       13.8      14.8        15.7   Quality Ana. '05 EBITDA      2.2
                                                                                                                            -------
Marginal Tax                          41.2%      (4.8)     (5.2)      (5.7)     (6.1)       (6.5)  Total                    $   4.6
                                                                                                                            =======
Financing Tax Shield                  41.2%      (9.7)     (9.7)      (9.9)    (30.0)      (10.3)
                                                                                                   Leasehold Valuation (b)  $  17.1
                                               -------------------------------------------------- ---------------------------------
  Earnings Before Interest                     $ 20.6      21.4    $  22.2    $ 23.0    $   23.9

Depreciation                                     25.6      25.6       25.6      25.6        25.6
                                                                                                  ---------------------------------
Amortization of Intangibles                       0.0       0.0        0.0       0.0         0.0      Current Valuation of Land
                                                                                                  ---------------------------------
Increase in Deferred Taxes                        0.2       0.1        0.1       0.1         0.1
                                                                                                                            -------
Change in Net Working Capital                     0.1       0.1        0.1       0.1         0.1      3 Parcels of Land     $   4.8
                                                                                                                            =======
Capital Expenditures                            (11.5)    (11.8)     (12.1)    (12.3)      (12.6)
                                               -------------------------------------------------- ---------------------------------
  Unlevered Free Cash Flow                     $ 34.8    $ 35.3    $  35.9    $ 36.4    $   37.0
-------------------------------------------------------------------------------------------------
Terminal Fee Interest EBITDA                                                            $   61.6
-------------------------------------------------------------------------------------------------
Terminal Adjusted Free Cash Flow                                                        $   37.0
-------------------------------------------------------------------------------------------------

                         Terminal EBITDA Multiple Range                                  Terminal EBITDA Multiple Range
                      ------------------------------------------                     ----------------------------------------
                       5.2x    5.7x     6.2x   6.6x    7.1x                           5.2x    5.7x    6.2x     6.6x   7.1x
                      ------------------------------------------                     ----------------------------------------

                                Terminal Value (c)                                          Terminal Value (c)
                      ------------------------------------------                     ----------------------------------------
                      $340    $368     $396   $425    $453                            $340   $368    $396     $425   $453
                      ------------------------------------------                     ----------------------------------------

              WACC        Firm Value as of 12/31/00 (d)                        WACC     Equity Value as of 12/31/00 (e)
           -----------------------------------------------------             ------------------------------------------------
             12.00%   $326    $343     $359   $375    $391                   12.00%   $113   $129    $145     $161   $177
             12.50%    321     336      352    368     384                   12.50%    107    123     138      154    170
             13.00%    315     330      346    361     377                   13.00%    101    116     132      147    163
             13.50%    309     324      339    355     370                   13.50%     95    111     126      141    156
             14.00%    304     319      333    348     363                   14.00%     90    105     120      134    149
           -----------------------------------------------------             ------------------------------------------------

                                                          Terminal EBITDA Multiple Range
                                                   -------------------------------------------
                                                       5.2x   5.7x    6.2x     6.6x     7.1x
                                                   -------------------------------------------
                                          WACC     Equity Value per Share as of 12/31/00 (f)
                                         -----------------------------------------------------
                                         12.00%   $6.89      $7.88   $8.87    $9.86   $10.85
                                         12.50%    6.54       7.50    8.47     9.44    10.40
                                         13.00%    6.19       7.13    8.08     9.02     9.97
                                         13.50%    5.85       6.77    7.70     8.62     9.55
                                         14.00%    5.51       6.42    7.32     8.23     9.13
                                         -----------------------------------------------------

     (a) Projected numbers based on 2000 EBITDAM provided by SNB Management
     (b) Leasehold residual value based on NPV utilizing appraisals prepared by third party appraisers
     (c) Terminal value is equal to the capitalized value for 67 properties and the appraised value for 2 of the leased properties
     (d) Firm value is equal to the present value of the unlevered cash flows plus the discounted terminal value plus the current value of the Land
     (e) Equity Value equals Firm Value less estimated net debt ($213.80 MM) at 12/31/00. Estimated net debt based on projected end of year debt balance less cash balance Projected end of year debt balance assumes paydown of Choice Note for 3 MainStay Properties sold to Choice ($16.3 million) and paydown of debt from the sale of 3 properties under contract to be sold and 1 property recently sold (net proceeds of $25.3 million-based on SNB Management estimates)
     (f) Equity Value per Share equals Equity Value divided by 16.3 mm diluted shares outstanding. Options valued using cashless exercise method and an assumed price of $7.38


26.                                                  [SALOMON SMITH BARNEY LOGO]

                                                                 PROJECT FREEDOM

Liquidation Analysis

----------------------------------------------------------------------------------------------------------------------------
                                                           Estimated 2000 Cash Flows Projection
----------------------------------------------------------------------------------------------------------------------------
2000 EBITDAM                            $     62,228,502   (1)
Management Fee at 4%                          (6,837,325)  (2)
FF&E Reserve at 6%                           (10,255,987)  (2)
                                        ----------------
2000 Cash Flow                          $     45,135,190
                                        ================


Valuation of Leasehold Interests (3)          $9,900,000
        Comfort Inn at San Francisco           9,400,000
                                        ----------------
        Quality Inn at Anaheim          $     19,300,000
                                        ================
                                        ----------------
Valuation of Land (4)                   $      4,800,000
                                        ================

----------------------------------------------------------------------------------------------------------------------------
                                                           Estimated Value
----------------------------------------------------------------------------------------------------------------------------

                                                         Gross        Gross Equity     Net Working        Estimated
  Cap Rate    Total Value (5)     Net Debt (6)        Equity Value  Value Per Share      Capital       Transaction Cost
----------    ---------------   ---------------    ---------------  ---------------   -------------    ----------------
  11.79%       $ 406,804,312    ($224,110,000)      $ 182,694,312     $  11.19         ($10,390,000)    ($14,100,000)
  12.27%         391,893,755     (224,110,000)        167,783,755        10.27          (10,390,000)     (14,100,000)
  12.75%         378,101,489     (224,110,000)        153,991,489         9.43          (10,390,000)     (14,100,000)
  13.23%         365,306,254     (224,110,000)        141,196,254         8.65          (10,390,000)     (14,100,000)
  13.71%         353,403,711     (224,110,000)        129,293,711         7.92          (10,390,000)     (14,100,000)

                  Estimated                  Net           Equity Value
  Cap Rate     Tax Liability (7)        Equity Value      Per Share (8)
  --------     ------------------     ---------------     --------------
  11.79%        ($46,984,784)         $ 111,219,528         $  6.81
  12.27%        ($41,766,089)           101,527,665            6.22
  12.75%        ($36,938,796)            92,562,693            5.67
  13.23%        ($32,460,464)            84,245,790            5.16
  13.71%        ($28,294,574)            76,509,137            4.68

----------------------------------------------------------------------------------------------------------------------------

Notes

(1) Based on SNB Management projections for 67 hotels. Excludes two hotels that are subject to short term leases and generate approximately $4.5 million of EBITDAM.
     Also excludes 3 properties under contract and 1 property recently sold that generate approximately $5.4 million of EBITDAM
(2) Management fee and FF&E reserve based on SNB Management's 2000 revenue projections of $170.9 million for 67 hotels
(3) Based on appraisals dated May 24, 2000 (SF) and June 9, 2000 (Anaheim) that were prepared by third party appraisers
(4) Based on estimates from SNB Management on 3 parcels of land (Schaumberg, IL - $1.5 MM, Billerica, MA - $2.0 MM, Mt. Laurel, NJ - $1.3 MM)
(5) Total value is equal to the capitalized value for 67 properties, appraised value for of the leased properties and land value
(6) Estimated net debt based on projected end of year balance less cash balance.Projected end of year debt balance assumes paydown of Choice Note for 3 MainStay Properties sold to Choice($16.3 MM) and the paydown of debt from the sale of 3 properties currently under contract to be sold and 1 property recently sold (net proceeds of $25.3 million-based on SNB Management's estimates).Includes prepayment penalty of $10.3 million (as reported by SNB Management)
(7) Based on an assumed tax rate of 35% and the tax basis provided by SNB Management
(8) Based on an estimated fully diluted share count of 16.3 million.Options valued using cashless exercise method and an assumed price of $7.38


27.                                                  [SALOMON SMITH BARNEY LOGO]